Exhibit 4.1

Second Amendment to Rights Agreement

     This Second Amendment to Rights Agreement (this “Second Amendment”) is made as of December _5_, 2003, by and between First Financial Bancorp., an Ohio corporation (the “Company”), and First Financial Bank, National Association (formerly known as The First National Bank of Southwestern Ohio) (the “Rights Agent”).

     Whereas, the Company and the Rights Agent entered into a Rights Agreement dated as of November 23, 1993, which Rights Agreement was subsequently amended by the Company and the Rights Agent as of May 1, 1998 (as amended, the “Agreement”); and

     Whereas, as permitted by Section 26 of the Agreement, the Company and the Rights Agent wish to amend the Agreement to extend the term of the rights set forth therein for an additional period of five years.

     Now, Therefore, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1. Section 1(p) of the Agreement is hereby amended and restated in full to read as follows:

     “Final Expiration Date” shall mean the close of business on December 6, 2008.”

     Section 2. The amendment set forth in Section 1 above shall be effective upon the close of business on December _5_, 2003.

     Section 3. Except for the amendments to the Agreement contained in this Second Amendment, all other provisions of the Agreement shall remain in full force and effect.

     In Witness Whereof, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Attest:	First Financial Bancorp.

By:	/s/ Janie McCauley	By:	/s/ C. Douglas Lefferson

Name:	Janie McCauley	Name:	C. Douglas Lefferson

Title:	Secretary	Title:	Senior Vice President & Chief Financial Officer

Attest:	First Financial Bank, National Association

By:	/s/ Terri J. Ziepfel	By:	/s/ Mark W. Immelt

Name:	Terri J. Ziepfel	Name:	Mark W. Immelt

Title:	Secretary	Title:	President & Chief Executive Officer

CinLibrary/1348902.2